Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

GreenPower Motor Company Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type(1)	Security Class Title(1)	Fee Calculation Rule	Maximum Aggregate Offering Price(1)(2)(3)	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Unallocated (Universal) Shelf	Common Shares	457(o)	$20,000,000	0.00014760	$2,952.00
		Preferred Shares
		Warrants
		Subscription Receipts
		Units
		Debt Securities
		Share Purchase Contracts
Fees Previously Paid	-	-	-	-	-	-
		Total Offering Amounts		$20,000,000		$2,952.00
		Total Fees Previously Paid				-
		Total Fee Offsets				-
		Net Fee Due				$2,952.00

(1)

There is being registered hereunder an indeterminate number of common shares, preferred shares, warrants, subscription receipts, units, debt securities and share purchase contracts of the Registrant, as may be sold from time to time by the Registrant. Securities registered hereunder may be sold separately or as units with other securities registered hereunder. There are also being registered hereunder an indeterminate number of common shares, preferred shares, warrants, subscription receipts, units, debt securities and share purchase contracts as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. The Registrant may offer and sell any of such securities or any combination of such securities in one or more offerings up to a total dollar amount of $20,000,000.

(2)	In U.S. dollars or the equivalent thereof in Canadian dollars or one or more foreign currencies or composite currencies based on the exchange rate at the time of sale.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.